Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2015 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 2.9%

•	Baskin-Robbins U.S. comparable store sales growth of 3.4%

•	Added 154 net new restaurants worldwide, including 80 net new Dunkin' Donuts in the U.S., resulting in more than 19,000 restaurants globally

•	Revenues increased 10.7%

•	Diluted EPS increased 2.3% to $0.44

•	Diluted adjusted EPS increased 6.4% to $0.50

CANTON, Mass. (July 23, 2015) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 27, 2015.
“We had excellent overall second quarter results driven by strong comparable store sales growth and net store development for both Dunkin' Donuts and Baskin-Robbins in the U.S., as well as a faster-than-expected launch of Dunkin' K-Cup® pods into thousands of retailers nationwide," said Dunkin' Brands Chairman and Chief Executive Officer Nigel Travis. "Also significant this quarter, Dunkin' Donuts celebrated its 65th anniversary making the brand's continued strong growth truly remarkable. Along with our franchisees, we are extremely proud that Dunkin' Donuts has become a brand that is experienced by millions of people around the world on a daily basis, and we remain steadfastly focused on delivering high-quality beverages and products to our guests now and in the years ahead."
"We're very pleased with our financial performance through the first half of 2015 which included nearly ten percent revenue growth and double-digit operating income growth. We remain on track to deliver our 2015 targets," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc.

SECOND QUARTER 2015 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 27, 2015	June 28, 2014	$ / #	%
Franchisee-reported sales[1]	$2,664.7	2,536.4	128.4	5.1%
Systemwide sales growth	5.2%	5.7%
Comparable store sales growth (decline):
DD U.S.	2.9%	1.8%
BR U.S.	3.4%	4.2%
DD International	(0.1)%	(3.1)%
BR International	(2.5)%	(1.6)%
Development data:
Consolidated global net POD development	154	151	3	2.0%
DD global PODs at period end	11,460	10,993	467	4.2%
BR global PODs at period end	7,635	7,412	223	3.0%
Consolidated global PODs at period end	19,095	18,405	690	3.7%
Financial data:
Revenues	$211.4	190.9	20.5	10.7%
Operating income	92.6	87.6	5.0	5.7%
Operating income margin	43.8%	45.9%
Adjusted operating income[2]	$103.0	94.2	8.8	9.4%
Adjusted operating income margin[2]	48.7%	49.3%
Net income	$42.3	46.2	(3.9)	(8.4)%
Adjusted net income[2]	48.5	50.2	(1.6)	(3.2)%
Earnings per share:
Common–basic	0.44	0.44	—	—%
Common–diluted	0.44	0.43	0.01	2.3%
Diluted adjusted earnings per share[2]	0.50	0.47	0.03	6.4%
Weighted average number of common shares – diluted (in millions)	96.9	107.2	(10.3)	(9.6)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the second quarter was driven by increased average ticket and higher traffic resulting from our focus on operational excellence and product and marketing innovation. Product and marketing innovations resulted in strong beverage sales growth, led by hot and iced coffee and espresso-based beverages; continued breakfast sandwich momentum across core and limited time offer sandwiches including the Bacon Guacamole Flatbread sandwich; and donut category growth driven by the Croissant Donut, Cheesecake Squares, and limited-time-offer OREO® and Chips Ahoy!® donuts. The in-restaurant K-Cup and packaged coffee categories had a significant negative impact on second quarter comparable store sales. Traffic accounted for approximately 60 basis points of the comparable store sales growth in the quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by increased sales of cups and cones, beverages, desserts, and sundaes and increased sales of cakes, stimulated by strong year-over-year growth of online cake ordering.
In the second quarter, Dunkin' Brands franchisees and licensees opened 154 net new restaurants around the globe. This included 80 net new Dunkin' Donuts U.S. locations, 55 net new Baskin-Robbins International locations, 13 net new Dunkin' Donuts International locations, and 6 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 127 restaurants and Baskin-Robbins U.S. franchisees remodeled 41 restaurants during the quarter.
Revenues for the second quarter increased 10.7 percent compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, an increase in sales at company-operated restaurants due to a net increase in the number of company-operated restaurants, increased sales of ice cream and other products, and licensing fees earned from the sale of Dunkin’ K-Cup® pods.
Operating income and adjusted operating income for the second quarter increased $5.0 million, or 5.7 percent, and $8.8 million, or 9.4 percent, respectively, from the prior year period primarily as a result of the increases in royalty income, ice cream margin due primarily to the increase in sales, and licensing fees earned from the sale of Dunkin’ K-Cup® pods. The increases in revenues were offset by an increase in personnel costs driven by incremental incentive compensation accruals and a decrease in other operating income as the prior year period included a gain recognized in connection with the sale of the company-operated restaurants in the Atlanta market. Additionally, operating income for the second quarter was unfavorably impacted by costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
Net income for the second quarter decreased by $3.9 million, or 8.4 percent, compared to the prior year period primarily as a result of additional interest expense of $8.3 million driven by additional borrowings incurred in conjunction with the securitization refinancing transaction completed in January 2015, offset by the $5.0 million increase in operating income.
Adjusted net income for the second quarter decreased by $1.6 million, or 3.2 percent, compared to the second quarter of 2014 primarily as a result of increases in interest expense and income tax expense, offset by the $8.8 million increase in adjusted operating income.
Diluted earnings per share increased by 2.3% to $0.44 for the second quarter of 2015 compared to the prior year period as a result of a decrease in shares outstanding, offset by the decrease in net income. Diluted adjusted earnings per share increased by 6.4 percent to $0.50 for the second quarter of 2015 compared to the prior year period as a result of the decrease in shares outstanding, offset by the decrease in adjusted net income. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options.

SECOND QUARTER 2015 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	June 27, 2015	June 28, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.9%	1.8%
Systemwide sales growth	7.9%	6.3%
Franchisee-reported sales (in millions)[1]	$1,954.4	1,813.2	141.1	7.8%

Revenues:
Royalty income	$106,343	98,250	8,093	8.2%
Franchise fees	8,661	8,430	231	2.7%
Rental income	25,613	24,611	1,002	4.1%
Sales at company-operated restaurants	7,727	4,736	2,991	63.2%
Other revenues	1,424	423	1,001	236.6%
Total revenues	$149,768	136,450	13,318	9.8%

Segment profit	$108,127	100,981	7,146	7.1%

Points of distribution	8,240	7,821	419	5.4%
Gross openings	115	105	10	9.5%
Net openings	80	75	5	6.7%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts U.S. second quarter revenues of $149.8 million represented an increase of 9.8 percent over the prior year period. The increase was primarily a result of increased royalty income due to an increase in systemwide sales, as well as an increase in sales at company-operated restaurants driven by a net increase in the number of company-operated restaurants. Also contributing to revenue growth was an increase in rental income due primarily to increases in the number of leases and average rent per lease, and an increase in other revenues driven by transfer fee income and gains from refranchising transactions.
Dunkin' Donuts U.S. segment profit in the second quarter increased $7.1 million over the prior year period to $108.1 million, which was driven primarily by growth in royalty income and other revenues. The increases in revenues were offset by an increase in personnel costs driven by incremental incentive compensation accruals and a decrease in other operating income as the prior year period included a gain recognized in connection with the sale of the company-operated restaurants in the Atlanta market.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	June 27, 2015	June 28, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(0.1)%	(3.1)%
Systemwide sales growth (decline)	(1.8)%	3.5%
Franchisee-reported sales (in millions)[1]	$173.6	176.7	(3.2)	(1.8)%

Revenues:
Royalty income	$4,087	3,859	228	5.9%
Franchise fees	1,334	635	699	110.1%
Rental income	5	49	(44)	(89.8)%
Other revenues	(5)	(22)	17	(77.3)%
Total revenues	$5,421	4,521	900	19.9%

Segment profit	$3,218	3,015	203	6.7%

Points of distribution	3,220	3,172	48	1.5%
Gross openings	126	90	36	40.0%
Net openings	13	17	(4)	(23.5)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International second quarter systemwide sales decreased 1.8 percent from the prior year period. Sales declines in South Korea and South America were offset by sales growth in Asia and the Middle East. Sales in South Korea, Europe, South America, and Asia were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 6 percent. Comparable store sales were negatively impacted as a result of the MERS outbreak in South Korea and a shift in the timing of Ramadan, which impacted the Middle East and some Southeast Asia markets.
Dunkin' Donuts International second quarter revenues of $5.4 million represented an increase of 19.9% over the prior year period. The increase in revenues was primarily a result of increased franchise fees due to additional gross development, as well as an increase in royalty income.
Segment profit for Dunkin' Donuts International increased $0.2 million to $3.2 million in the second quarter primarily as a result of revenue growth, offset by an increase in general and administrative expenses and a decrease in income from our South Korea joint venture. A portion of the increase in general and administrative expenses can be attributed to an increase in bad debt expense.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 27, 2015	June 28, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.4%	4.2%
Systemwide sales growth	5.0%	4.5%
Franchisee-reported sales (in millions)[1]	$177.3	169.1	8.2	4.8%

Revenues:
Royalty income	$8,682	8,410	272	3.2%
Franchise fees	148	222	(74)	(33.3)%
Rental income	778	814	(36)	(4.4)%
Sales of ice cream and other products	660	1,104	(444)	(40.2)%
Other revenues	3,251	2,402	849	35.3%
Total revenues	$13,519	12,952	567	4.4%

Segment profit	$9,381	9,315	66	0.7%

Points of distribution	2,490	2,480	10	0.4%
Gross openings	22	28	(6)	(21.4)%
Net openings	6	12	(6)	(50.0)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. second quarter revenue increased 4.4 percent from the prior year period to $13.5 million due primarily to an increase in other revenues driven by an increase in licensing income and an increase in royalty income, offset by a decrease in sales of ice cream and other products which can be attributed to a shift in certain franchisees now purchasing ice cream from our third party ice cream manufacturer.
Segment profit for Baskin-Robbins U.S. increased $0.1 million in the second quarter, or 0.7 percent, over the prior year period primarily as a result of the increases in other revenues and royalty income, offset by an increase in general and administrative expenses due primarily to expenses incurred related to brand-building activities and incentive compensation accruals.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 27, 2015	June 28, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(2.5)%	(1.6)%
Systemwide sales growth (decline)	(4.7)%	4.7%
Franchisee-reported sales (in millions)[1]	$359.5	377.3	(17.8)	(4.7)%

Revenues:
Royalty income	$1,645	2,213	(568)	(25.7)%
Franchise fees	243	248	(5)	(2.0)%
Rental income	119	139	(20)	(14.4)%
Sales of ice cream and other products	34,094	30,902	3,192	10.3%
Other revenues	103	129	(26)	(20.2)%
Total revenues	$36,204	33,631	2,573	7.7%

Segment profit	$12,797	11,724	1,073	9.2%

Points of distribution	5,145	4,932	213	4.3%
Gross openings	123	95	28	29.5%
Net openings	55	47	8	17.0%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 4.7 percent in the second quarter compared to the prior year period driven by unfavorable foreign exchange in Japan and South Korea, offset by increases in sales in Asia, the Middle East, and South Korea. On a constant currency basis, systemwide sales increased by approximately 4 percent. Comparable store sales were negatively impacted as a result of the MERS outbreak in South Korea and a shift in the timing of Ramadan, which impacted the Middle East and some Southeast Asia markets.
Baskin-Robbins International second quarter revenues increased 7.7 percent over the prior year period to $36.2 million due primarily to an increase in sales of ice cream and other products in the Middle East driven primarily by timing of orders, offset by a decrease in royalty income.
Second quarter segment profit increased 9.2 percent from the prior year period to $12.8 million as a result of an increase in net margin on ice cream driven primarily by the increase in sales, as well as favorable results from our Japan joint venture compared to the prior year, offset by an increase in general and administrative expenses and a decrease in royalty income.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a third quarter cash dividend of $0.265 per share, payable on September 2, 2015 to shareholders of record as of the close of business on August 24, 2015.

•
During the second quarter, the Company completed its $400 million accelerated share repurchase agreement that it entered into in February 2015. At settlement, in June 2015, the Company received 1.3 million shares. Under the agreement, the Company repurchased a total of approximately 8.2 million shares at a weighted average cost per share of $48.62. Additionally, the Company repurchased approximately

590,000 shares of common stock in the open market during the quarter at a weighted average cost per share of $47.95. The Company's shares outstanding as of June 27, 2015 were 95,021,111.

FISCAL YEAR 2015 TARGETS
As described below, the Company is reiterating certain targets regarding its 2015 expectations.

•	The Company continues to expect Dunkin' Donuts U.S. comparable store sales growth of 1 to 3 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company continues to expect that Dunkin' Donuts U.S. will add between 410 and 440 net new restaurants, for greater than 5 percent net unit growth, and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•
Internationally, the Company continues to target opening 200 to 300 net new restaurants across the two brands. It continues to expect net income of equity method investments to be approximately $13 million.

•	Globally, the Company continues to expect to open between 615 and 750 net new restaurants.

•	The Company continues to expect revenue growth of between 6 and 8 percent; adjusted operating income growth of between 7 and 8 percent; and adjusted earnings per share of $1.87 to $1.91.
Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 71102518. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as franchisee-reported sales, systemwide sales growth, and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-operated restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,400 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Revenues:
Franchise fees and royalty income	$131,143	122,267	246,468	228,979
Rental income	26,535	25,633	50,162	48,080
Sales of ice cream and other products(1)	35,410	32,220	58,478	61,061
Sales at company-operated restaurants	7,727	4,736	14,285	11,052
Other revenues(1)	10,609	6,052	27,936	13,684
Total revenues	211,424	190,908	397,329	362,856
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,717	13,560	27,235	26,572
Cost of ice cream and other products(1)	22,876	23,181	38,222	43,112
Company-operated restaurant expenses	7,757	4,904	14,615	11,267
General and administrative expenses, net(1)	68,349	56,195	126,189	115,726
Depreciation	4,991	4,930	10,101	9,843
Amortization of other intangible assets	6,181	6,384	12,381	12,789
Long-lived asset impairment charges	—	523	264	646
Total operating costs and expenses	123,871	109,677	229,007	219,955
Net income of equity method investments	3,951	4,048	6,898	7,148
Other operating income, net	1,084	2,278	1,108	6,605
Operating income	92,588	87,557	176,328	156,654
Other income (expense):
Interest income	116	69	238	138
Interest expense	(25,095)	(16,823)	(47,259)	(34,764)
Loss on debt extinguishment and refinancing transactions	—	—	(20,554)	(13,735)
Other losses, net	(12)	(113)	(557)	(86)
Total other expense	(24,991)	(16,867)	(68,132)	(48,447)
Income before income taxes	67,597	70,690	108,196	108,207
Provision for income taxes	25,148	24,719	40,322	39,408
Net income including noncontrolling interests	42,449	45,971	67,874	68,799
Net income (loss) attributable to noncontrolling interests	131	(220)	(75)	(348)
Net income attributable to Dunkin’ Brands	$42,318	46,191	67,949	69,147

Earnings per share—basic	$0.44	0.44	0.69	0.65
Earnings per share—diluted	0.44	0.43	0.69	0.64
(1) Sales of products sold to Dunkin' Donuts International franchisees that have historically been included in other revenues are now included in sales of ice cream and other products. The related costs have historically been included in general and administrative expenses, net and are now included in cost of ice cream and other products. Sales and costs from these transactions were reclassified for all prior periods presented to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 27, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$328,596	208,080
Restricted cash	71,191	—
Accounts, notes, and other receivables, net	92,692	105,060
Other current assets	123,457	129,478
Total current assets	615,936	442,618
Property and equipment, net	183,422	182,061
Equity method investments	162,396	164,493
Goodwill and other intangible assets, net	2,305,773	2,317,167
Other assets	91,197	71,044
Total assets	$3,358,724	3,177,383
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$25,253	3,852
Accounts payable	13,324	13,814
Other current liabilities	307,869	337,853
Total current liabilities	346,446	355,519
Long-term debt, net	2,469,778	1,807,081
Deferred income taxes, net	527,708	540,339
Other long-term liabilities	102,679	99,494
Total long-term liabilities	3,100,165	2,446,914
Redeemable noncontrolling interests	—	6,991
Total stockholders’ equity (deficit)	(87,887)	367,959
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,358,724	3,177,383

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 27, 2015	June 28, 2014

Net cash provided by operating activities	$47,677	59,671
Cash flows from investing activities:
Additions to property and equipment	(14,362)	(10,556)
Proceeds from sale of real estate and company-operated restaurants	1,586	12,761
Other, net	(2,887)	(1,520)
Net cash provided by (used in) investing activities	(15,663)	685
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,500,000	—
Repayment of long-term debt	(1,825,273)	(15,000)
Payment of deferred financing and other debt-related costs	(41,301)	(8,977)
Dividends paid on common stock	(50,815)	(48,759)
Repurchases of common stock, including accelerated share repurchase	(493,869)	(81,046)
Exercise of stock options	6,364	4,293
Change in restricted cash	(6,866)	—
Other, net	613	8,539
Net cash provided by (used in) financing activities	88,853	(140,950)
Effect of exchange rates on cash and cash equivalents	(351)	42
Increase (decrease) in cash and cash equivalents	120,516	(80,552)
Cash and cash equivalents, beginning of period	208,080	256,933
Cash and cash equivalents, end of period	$328,596	176,381

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Operating income	$92,588	87,557	176,328	156,654
Operating income margin	43.8%	45.9%	44.4%	43.2%
Adjustments:
Amortization of other intangible assets	$6,181	6,384	12,381	12,789
Long-lived asset impairment charges	—	523	264	646
Third-party product volume guarantee	—	(300)	—	(300)
Transaction-related costs(a)	127	—	281	—
Bertico and related litigation(b)	—	—	(2,753)	—
Settlement of Canadian pension plan(c)	4,075	—	4,075	—
Adjusted operating income	$102,971	94,164	190,576	169,789
Adjusted operating income margin	48.7%	49.3%	48.0%	46.8%

Net income attributable to Dunkin' Brands	$42,318	46,191	67,949	69,147
Adjustments:
Amortization of other intangible assets	6,181	6,384	12,381	12,789
Long-lived asset impairment charges	—	523	264	646
Third-party product volume guarantee	—	(300)	—	(300)
Transaction-related costs(a)	127	—	281	—
Bertico and related litigation(b)	—	—	(2,753)	—
Settlement of Canadian pension plan(c)	4,075	—	4,075	—
Loss on debt extinguishment and refinancing transactions	—	—	20,554	13,735
Tax impact of adjustments(d)	(4,153)	(2,643)	(13,921)	(10,748)
State tax apportionment(e)	—	—	—	514
Adjusted net income	$48,548	50,155	88,830	85,783

Adjusted net income	$48,548	50,155	88,830	85,783
Weighted average number of common shares – diluted	96,876,510	107,186,360	99,189,474	107,583,260
Diluted adjusted earnings per share	$0.50	0.47	0.90	0.80

(a) Represents non-capitalizable costs incurred as a result of the new securitized financing facility, which was completed in January 2015.
(b) Represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Tax impact of adjustments calculated at a 40% effective tax rate.
(e) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.